Exhibit 99.1

Contacts:	Nick Venuto	Kelly Gann
	Chief Financial Officer	Marketing Communications
	Nanogen, Inc.	Nanogen, Inc.
	858-410-4600	858-410-4667
kgann@nanogen.com

NANOGEN ANNOUNCES CONSOLIDATION OF POINT OF CARE MANUFACTURING OPERATIONS

SAN DIEGO (May 22, 2008) – Nanogen, Inc. (Nasdaq: NGEN), developer of in vitro diagnostic products, today announced that it was taking steps to reduce costs and improve margins of its rapid testing products by consolidating its point of care manufacturing operations. The consolidation will include the transfer of current operations in Toronto, Canada to the Company’s San Diego facility and the cessation of manufacturing operations in Canada by the end of 2008.

Nanogen’s qualitative cardiac products, purchased two years ago from Spectral Diagnostics, are currently manufactured in Toronto while development and pilot manufacturing activities for the Company’s next generation immunoassay activities are currently in San Diego. Transferring operations will reduce manufacturing cost and will further focus resources on the next generation platform and products. The Company’s Congestive Heart Failure product, based on NT-proBNP, will continue to be supplied by Princeton Bio Meditech and is not affected by these actions.

“The decision to consolidate these operations is driven by our commitment to improving profitability and reaching positive operating cash flow,” said David Ludvigson, Nanogen’s president and COO. “It also supports our ongoing commitment to bringing new quantitative cardiac and infectious disease products to market on an innovative, proprietary point of care platform. R&D and manufacturing will now be in the same facility and will be more closely aligned as we develop our future rapid testing products.”

The Company will transition manufacturing activities to San Diego over the next several months and does not expect any interruption of product supplies to customers. The Company estimates that it will reduce its workforce by approximately 30 people and reduce overall costs, starting in 2009, by approximately $3,000,000.

About Nanogen, Inc.

Nanogen, Inc., develops diagnostic products that enable physicians to deliver improved patient care. Its products allow faster and easier diagnosis, treatment and monitoring of cardiovascular disease and a range of infectious diseases. The company’s products include molecular diagnostic kits and reagents, and kits for rapid point-of-care testing. Nanogen has pioneered the development of biomarkers, molecular biology technologies and nanotechnology to bring better results to diagnostics and healthcare. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether products currently manufactured in the Toronto, Canada facility can be successfully transferred without customer interruption, whether the costs of production after transfer will be substantially less than the current costs, whether products under development can be successfully developed and commercialized, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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